Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Form 8-K/A of Commerce Union Bancshares, Inc. of our report dated March 31, 2015, relating to our audits of the consolidated financial statements of Reliant Bank, which report appears in this Current Report on Form 8-K, as amended, of Commerce Union Bancshares, Inc.

/s/ KraftCPAs

KraftCPAs

Nashville, Tennessee

June 15, 2015